UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
Of the Securities Exchange Act of 1934

Filed by the Registrant [X]   Filed by a Party other than the Registrant [   ]

Check the appropriate Box:

[   ] Preliminary Proxy Statement
[   ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant toss.240.14a-12

PREMIERWEST BANCORP
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

4) Proposed maximum aggregate value of transaction:

5) Total Fee Paid:

[    ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Dated Filed:

PremierWest Bancorp

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

MAY 22, 2003

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PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD May 22, 2003

To the shareholders of PremierWest Bancorp:

        Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 22, 2003, at 1:30 p.m. for the following purposes:

(1)	To elect fourteen (14) directors to serve one-year terms or until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 21, 2003 are entitled to vote at the meeting or any adjournments thereof.

        Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying proxy statement. The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

April 2, 2003	BY ORDER OF THE BOARD OF DIRECTORS
Richard R. Hieb
Executive Vice President
Secretary

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and promptly return the attached proxy using the envelope provided. If you attend the meeting and you are the record holder of your shares, you may vote either in person or by your proxy. If you are the record holder of your shares, any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. Attendance at the meeting will not, of itself, revoke a previously given proxy.

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PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

PROXY STATEMENT

        This proxy statement is being furnished in connection with the solicitation by the Board of Directors of PremierWest Bancorp of proxies to be used at the annual meeting of shareholders scheduled for May 22, 2003. This proxy statement and the enclosed form of proxy are being mailed to shareholders on or about April 2, 2003, together with our 2002 Annual Report to Shareholders.

        Only the holders of common stock as shown on our records as of March 21, 2003, are entitled to notice of, and to vote at, the meeting. A quorum for the purpose of transacting business requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares. An abstention from a given matter will not affect the presence of the shares as to determination of a quorum. At the close of business on March 21, 2003, there were 11,567,559 shares of common stock issued and outstanding, with each share being entitled to one vote. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not accumulate votes.

        The Board of Directors is soliciting proxies in the form enclosed. Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by presenting a proxy bearing a later date or submitting a written revocation to Richard R. Hieb, Executive Vice President & Corporate Secretary, at PremierWest Bancorp, PO Box 40, Medford, Oregon 97501, prior to commencement of the meeting, or by oral request or submission of such an instrument of revocation at the meeting, if the shareholder is present at the meeting. However, a shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

        If your shares are held by a broker, bank or other nominee (in “street name”), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

        If a proxy in the form enclosed is executed and returned, the shares represented will be voted according to your instructions. If no instructions are given, the proxy will be voted FOR the election of the nominees for directors, and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting.

        PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

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BUSINESS OF THE MEETING

        The following matters will be presented for shareholder action at the annual meeting:

Proposal 1

Election of Directors

Nominees

        The following persons have been nominated to serve terms expiring with the 2004 Annual Meeting of Shareholders and until their successors have been elected and qualified. All fourteen (14) nominees presently serve as Directors of PremierWest Bancorp and its subsidiary PremierWest Bank.

Name of Nominee

John L. Anhorn
Richard R. Hieb
John A. Duke
Thomas Becker
Don L. Hilton
Dennis N. Hoffbuhr
Patrick G. Huycke
James L. Patterson
Rickar D. Watkins
Jeffrey Chamberlain
David A. Emmett
Brian Pargeter
Norman Fiock
Richard K. Karchmer

        It is the intention of the persons named in the proxy to vote FOR the election of the nominees listed above. If any nominee is not available for election, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

        The Board of Directors of Bancorp has established the number of Directors at fourteen (14), as provided in the by-laws. All of the Directors of Bancorp also serve as Directors of PremierWest Bank.

        During 2002 the sole business activity of Bancorp related to the operation of its wholly owned subsidiary, PremierWest Bank. The Board of Directors held eleven (11) meetings during 2002. All directors nominated attended at least eighty (80) percent of the total number of meetings held in 2002.

NOMINEES FOR DIRECTORS

Directors

        John L. Anhorn, age 60, has served as a Director and the President and Chief Executive Officer of PremierWest Bancorp since its inception in 1999, and its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn is a member of the Executive Committee. Mr. Anhorn also serves as a Director and the President & Chief Executive Officer of PremierWest Bancorp’s subsidiary PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over thirty-eight (38) years experience in the banking industry.

        Richard R. Hieb, age 58, has served as Executive Vice President & Chief Operating Officer and Secretary of PremierWest Bancorp since its formation in 1999 and of its predecessor, Bank of Southern Oregon since May 1998. Mr. Hieb is a member of the Executive Committee. Mr. Hieb also serves as a Director and the Executive Vice President & Chief Operating Officer of PremierWest Bank. Previous to his employment with PremierWest Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April 1997. Mr. Hieb has in excess of thirty-nine (39) years experience in the banking industry.

        Thomas Becker, age 51, has served as a Director of PremierWest Bancorp since April 2000, prior to which he was a Director of United Bancorp, which was acquired though a merger with PremierWest Bancorp. Mr. Becker serves on the Company’s Audit Committee. Mr. Becker has served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation of 28 organizations providing housing and related services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker also serves as a Director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

        John A. Duke, age 64, has served as a Director of PremierWest Bancorp since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke serves as Chairman of the Company’s Executive Committee. Mr. Duke also served as a Director for Jefferson State Bank, Medford, Oregon, until First Interstate Bank acquired it. Mr. Duke is the owner of Superior Athletic Clubs, Medford, Oregon and is a self-employed investment manager.

        Don L. Hilton, age 66, served as a director of Timberline Bancshares from 1991 and Timberline Community Bank from 1981 until the completion of the merger with PremierWest Bancorp in April 2001 at which time he joined PremierWest Bancorp as a Director. Previous to 2000 Mr. Hilton was Director of Dealer Development — North America for Sundowner Trailers, a manufacturer of horse and livestock trailers.

        Dennis N. Hoffbuhr, age 54, has served as a Director of PremierWest Bancorp since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

        Patrick G. Huycke, age 53, has served as a Director of PremierWest Bancorp since its inception in 1999, and its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is an attorney with Huycke, Maulding, O’Connor & Jarvis, LLP. Mr. Huycke is a member of the Company’s Executive Committee. Mr. Huycke received his law degree from Willamette University and has practiced law for 23 years.

        James L. Patterson, age 63, has served as a Director of PremierWest Bancorp since its inception and its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson also serves as Chairman of the Company’s Audit Committee and is a member of the Executive Committee. Mr. Patterson retired from Pacific Power & Light with thirty-four (34) years of service. He is a self-employed business consultant.

        Rickar D. Watkins, age 56, has served as a Director of PremierWest Bancorp since May 2000. Prior to May 2000 Mr. Watkins served as a Director of United Bancorp and its subsidiary Douglas National Bank from 1993 until its merger with PremierWest Bancorp. Mr. Watkins is the President of a medical supply company he founded in 1974.

        Jeffrey L. Chamberlain, age 58, has served as a Director of PremierWest Bank and its predecessor Bank of Southern Oregon since its inception in 1990. Mr. Chamberlain was appointed as a Director of PremierWest Bancorp in March 2002. Mr. Chamberlain owns and operates retirement communities throughout the Northwest.

        Richard K. Karchmer, age 60, has served as a Director of PremierWest Bank and its predecessor, Bank of Southern Oregon since 1990. Mr. Karchmer was appointed as a Director of PremierWest Bancorp in March 2002. Mr. Karchmer is a practicing Oncologist with Hematology Oncology Associates P.C. in Medford, Oregon.

        Brian Pargeter, age 60, has served as a Director of PremierWest Bank since May of 2000. Mr. Pargeter serves on the Executive Committee and the Audit Committee of the Company. Mr. Pargeter previously served as a Director of Douglas National Bank and its parent Company United Bancorp until its merger with and into PremierWest Bancorp. Mr. Pargeter was appointed as a Director of PremierWest Bancorp in March 2002. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

        Norman Fiock, age 78, has served as a Director of PremierWest Bank since April 2001. Mr. Fiock previously served as a Director of Timberline Bancshares and its subsidiary Timberline Bank until they were acquired through a merger with PremierWest Bank. Mr. Fiock was appointed as a Director of PremierWest Bancorp in March 2002. Mr. Fiock is a retired rancher.

        David Emmett, age 61, has served as a Director of PremierWest Bank since April 2000. Mr. Emmett is a member of the Audit Committee. Mr. Emmett previously served as a Director of Douglas National Bank and its parent United Bancorp until its merger with and into PremierWest Bancorp. Mr. Emmett was appointed as a Director of PremierWest Bancorp in March 2002. Mr. Emmett is a partner with Wicks, Emmett, Hatfield & Chappell, LLP. He was previously the owner of David A. Emmett, CPA, PC. Mr. Emmett is a Certified Public Accountant.

DIRECTOR COMPENSATION

        Each non-employee director of Bancorp received a fee of $900 per month in 2002. The Vice Chairman of the Board received an additional $500 per month. Mr. Anhorn and Mr. Hieb did not receive additional compensation for service on the Board or any of its committees during 2002. Starting in 2003, each director, including employee-directors will receive a fee of $900 per month. An additional $500 per month is paid to the Vice Chairman. Non-employee directors who serve board committees receive $150 per committee meeting attended. Employee-directors will not receive any additional compensation for services on board committees.

COMMITTEES OF THE BOARD

        Bancorp maintains two standing committees, an Audit Committee and an Executive Committee.

        The Audit Committee meets with our independent auditors to plan for and review the annual audit reports. The Audit Committee meets quarterly and is responsible for overseeing the internal controls of the Company and the financial reporting process. The members of the Audit Committee are Directors James L. Patterson (Chairman), Dave Emmett (Vice Chairman), Brian Pargeter and Thomas Becker. Each member of the Audit Committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Board has adopted an Audit Committee charter, which provides that employees of the company are not eligible to serve on the Audit Committee. The charter further provides that at least one member of the Audit Committee shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board believes that each of the current members of the Audit Committee has employment experience that provides them with appropriate financial sophistication to serve on the Audit Committee. The Audit Committee held five (5) meetings during 2002. All committee members attended at least eighty (80) percent of the total number of meetings held in 2002.

        The Executive Committee meets on a monthly basis and oversees Bancorp’s planning strategies. The Executive Committee also performs duties normally associated with a Compensation Committee. Mr. Anhorn, Mr. Hieb and Mr. Anderson do not participate or vote on matters addressing management compensation. The results of the meetings are reviewed with the entire Board of Directors. The Committee consists of John Duke (Chairman), Patrick Huycke, James Patterson, Brian Pargeter, John Anhorn, Richard Hieb and Tom Anderson. The Executive Committee met eleven (11) times during 2002, and all directors except director Duke attended at least eighty (80) percent of those meetings. Mr. Duke attended seventy-three (73) percent, or eight (8) of the eleven (11) meetings held.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth certain information regarding beneficial ownership of shares of PremierWest Bancorp common stock as of February 28, 2003, by (i) each shareholder who is known by the Company to own beneficially more than 5 percent of the outstanding shares of our common stock, (ii) each of directors (iii) our Chief Executive Officer and our Chief Operating Officer, and (iv) all of our directors and executive officers as a group.

COMMON STOCK
NAME & ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	NOTES	PERCENTAGE OF CLASS OWNED*
John Duke 503 Airport Road, Medford, OR 97501	1,068,080	(1)	9.23%
Don L. Hilton 503 Airport Road, Medford, OR 97501	232,760	(2)	2.01%
Norman E. Fiock 503 Airport Road, Medford, OR 97501	201,500	(3)	1.74%
Patrick G. Huycke 503 Airport Road, Medford, OR 97501	219,663	(4)	1.90%
Jeffrey Chamberlain 503 Airport Road, Medford, OR 97501	115,102	(5)	**
Richard Karchmer 503 Airport Road, Medford, OR 97501	71,116	(6)	**
Thomas Becker 503 Airport Road, Medford, OR 97501	54,465	(7)	**
Dennis Hoffbuhr 503 Airport Road, Medford, OR 97501	149,828	(8)	1.29%
Rickar Watkins 503 Airport Road, Medford, OR 97501	53,877	(9)	**

John Anhorn, CEO 503 Airport Road, Medford, OR 97501	179,273	(10)	1.54%
Brian Pargeter 503 Airport Road, Medford, OR 97501	54,270	(11)	**
Richard Hieb, COO 503 Airport Road, Medford, OR 97501	164,375	(12)	1.42%
James Patterson 503 Airport Road, Medford, OR 97501	10,172	(13)	**
David Emmett 503 Airport Road, Medford, OR 97501	125,579	(14)	1.09%

All Directors and Executive Officers as a group (20 persons)	2,317,973		19.65%
*Includes shares subject to options exercisable within sixty (60) days ** Less than One Percent

(1)	Includes (i) 969,306 shares held in trust for the benefit of Mr. Duke, (ii) 4,500 shares subject to options exercisable within sixty (60) days, and (iii) 92,885 shares held in the PremierWest 401(k) Plan of which Mr. Duke is a trustee and over which Mr. Duke has shared voting and dispositive power. Mr. Duke disclaims beneficial ownership of shares held in the PremierWest 401 (k) Plan.
(2)	Includes (i) 226,590 shares held in trust for the benefit of Mr. Hilton, (ii) 4,670 shares held as custodian for Mr. Hilton’s children, and (iii) 1,500 shares subject to options exercisable within sixty (60) days.
(3)	Includes (i) 200,000 shares held in trust for the benefit of Mr. Fiock, and (ii) 1,500 shares subject to options exercisable within sixty (60) days.
(4)	Includes (i) 106,971 shares held in a Profit Sharing Trust Plan, (ii) 4,500 shares subject to options exercisable within sixty (60) days , (iii) 92,885 shares held in the PremierWest 401(k) plan of which Mr. Huycke is a trustee and over which Mr. Huycke has shared voting and dispositive power, and (iv) 15,306 shares held jointly with his spouse. Mr. Huycke disclaims beneficial ownership of shares held in PremierWest’s 401 (k) Plan.
(5)	Includes (i) 15,783 shares held by Mr. Chamberlain’s spouse, (ii) 58,900 shares held by Mr. Chamberlain’s immediate family, and (3) 11,115 shares subject to options exercisable within sixty (60) days.
(6)	Includes 11,115 shares subject to options exercisable within sixty (60) days.
(7)	Includes 18,884 shares subject to options exercisable within sixty (60) days.
(8)	Includes (i) 220 shares held by Mr. Hoffbuhr’s spouse, (ii) 11,115 shares subject to options exercisable within sixty (60) days, and (iii) 92,885 shares held in the PremierWest 401(k) plan of which Mr. Hoffbuhr is a trustee and over which Mr. Hoffbuhr has shared voting and dispositive power. Mr. Hoffbuhr disclaims beneficial ownership of shares held in PremierWest’s 401 (k) Plan.
(9)	Includes (i) 1,601 shares held in an IRA for the benefit of Mr. Watkins, (ii) 2,756 shares held by SEP for the benefit of Mr. Watkins, (iii) 17,599, shares held in trust for the benefit of Mr. Watkins, and (iv) 27,576 shares subject to options exercisable within sixty (60) days.
(10)	Includes (i) 9,668 shares held in a 401k Plan for the benefit of Mr. Anhorn, (ii) 57,882 shares subject to options exercisable within sixty (60) days, and (iii) 92,885 shares held in the PremierWest 401(k) plan of which Mr. Anhorn is a trustee and over which Mr. Anhorn has shared voting and dispositive power. Mr. Anhorn disclaims beneficial ownership of shares held in PremierWest’s 401 (k) Plan, except to the extent of his individual pecuniary interests in them.
(11)	Includes (i) 26,117 shares held by Mr. Pargeter’s spouse and (ii) 1,500 shares subject to options exercisable within sixty (60) days.
(12)	Includes (i) 14,870 shares held in an IRA for the benefit of Mr. Hieb, (ii) 10,315 shares held in a 401(k) Plan for the benefit of Mr. Hieb, (iii) 46,305 shares subject to options exercisable within sixty (60) days, and (iv) 92,885 shares held in the PremierWest 401(k) plan of which Mr. Hieb is a trustee and over which Mr. Hieb has shared voting and dispositive power. Mr. Hieb disclaims beneficial ownership of shares held in PremierWest’s 401 (k) Plan, except to the extent of his individual pecuniary interests in them.
(13)	Includes (i) 5,620 shares held in a Profit Sharing Plan Trust and (ii) 4,500 shares subject to options exercisable within sixty (60) days.
(14)	Includes (i) 3,600 shares held in an IRA for the benefit of Mr. Emmett, (ii) 9,125 shares held by E.T. Investments an entity Mr. Emmett controls, (iii) 1,500 shares subject to options exercisable within sixty (60) days, and (iv) 92,885 shares held in the PremierWest 401(k) plan of which Mr. Emmett is a trustee and over which Mr. Emmett has shared voting and dispositive power. Mr. Emmett disclaims beneficial ownership of shares held in PremierWest’s 401 (k) Plan.

REQUIRED VOTE

        A plurality of the votes of the shares of the Company’s common stock present in person or represented by proxy, is required to elect each of the nominees for the board of directors. An abstention with respect to the election of directors will have no effect as a vote for or against any nominee, because the directors are elected by a plurality of the votes cast; nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Each share is entitled to one vote. Shareholders do not have the right to accumulate votes for directors.

The board of directors recommends the nominees for election and urges the Shareholders to vote “FOR” each of John L. Anhorn, Richard R. Hieb, John A. Duke, Thomas Becker, Don L. Hilton, Dennis N. Hoffbuhr, Patrick G. Huycke, James L. Patterson, Rickar D. Watkins, Jeffrey Chamberlain, David A. Emmett, Brian Pargeter, Norman Fiock, and Richard K. Karchmer.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE TO SERVE AS DIRECTORS OF THE COMPANY

EXECUTIVE COMPENSATION

        The following table shows compensation for services in all capacities for the fiscal years ended December 31, 2002, 2001, and 2000 for the President and Chief Executive Officer and any other executive officer that received compensation in excess of $100,000, including salary and bonus, during 2002.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (1)	Securities Underlying Options	All Other Compensation
John L. Anhorn, President and Chief Executive Officer	2002	$185,400	$ 29,664		$10,064 (2)
	2001	$180,000	$ 12,000	--	$ 6,730 (2)
	2000	$165,000	$ 40,000	--	$ 7,491 (2)
Richard R. Hieb, Executive Vice President, Chief Operating Officer and Secretary	2002	$133,900	$ 20,085		$ 5,390 (2)
	2001	$130,000	$ 7,500	--	$ 4,530 (2)
	2000	$115,000	$ 20,000	--	$ 4,553 (2)

(1)	Includes amounts deferred at the election of the named executive officers pursuant to the 401(k) Plan of PremierWest Bank or deferred compensation agreements in effect during 2002, 2001, or 2000
(2)	Represents matching contributions of PremierWest under its 401(k) plan, Country Club membership and use of Company owned automobile.

EXECUTIVE COMPENSATION PLANS AND AGREEMENTS

Employment and Change of Control Agreements

        PremierWest has an employment agreement with John Anhorn to serve as President and Chief Executive Officer. The term of the employment agreement is indefinite, and Mr. Anhorn’s service is terminable at any time by PremierWest with or without cause. The employment agreement provides for an annual salary and other benefits, including health insurance coverage, paid vacation, participation in incentive compensation and 401(k) plans, use of a bank-owned vehicle, term life insurance, disability insurance and paid membership in a country club.

        If Mr. Anhorn is terminated without cause, or if he terminates his service for cause, PremierWest will, upon Mr. Anhorn entering into a Separation Agreement with the Company, continue to pay Mr. Anhorn his base salary for two years and maintain continued health insurance coverage on Mr. Anhorn until age 65 and Mr. Anhorn agrees not to compete with PremierWest for a period of one year following his termination. If a change in control occurs and Mr. Anhorn is terminated by the Company without cause or Mr. Anhorn terminates his employment with cause within one year of the change in control, PremierWest agrees to pay a lump sum severance payment equal to twice Mr. Anhorn’s annual salary. In addition to the lump sum severance payment, Mr. Anhorn is also entitled to continue receiving health insurance coverage until age 65.

        The agreement also provides that Mr. Anhorn may not compete with PremierWest for a period of two years if he is terminated for cause or if he terminates his service without cause, provided Mr. Anhorn enters into a Separation Agreement and PremierWest continues to pay Mr. Anhorn’s annual salary for 2 years.

        PremierWest has an employment agreement with Richard Hieb to serve as Chief Operating Officer. The terms of Mr. Hieb’s employment agreement are largely identical to those in Mr. Anhorn’s employment agreement.

        PremierWest has entered into change of control agreements with Tammy Glass, Robert A. Johnson, Ronald T. DeLude, Tom Anderson, and Jim Earley, providing for severance payments if that person is terminated (without cause) within one year following a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Executive Committee performs the duties of a Compensation Committee. The Executive Committee consists of Mr. Duke (Chairman), Mr. Patterson, Mr. Huycke, Mr. Anhorn, Mr. Pargeter, Mr. Hieb and Mr. Anderson. Neither Mr. Duke, Mr. Patterson, Mr. Huycke, nor Mr. Pargeter is or ever was an officer of the Company. Mr. Anhorn, Mr. Hieb and Mr. Anderson do not participate or vote on matters concerning executive compensation. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation plans.

STOCK OPTION PLAN

        PremierWest Bancorp assumed the Bank of Southern Oregon 1992 Combined Incentive and Non-Qualified Stock Option Plan and the United Bancorp Employee Stock Option Plan, as amended. Shareholders of PremierWest Bancorp approved the 2002 PremierWest Bancorp Stock Option Plan in 2002. Options granted under these three plans can be either incentive stock options or non-qualified stock options. The Bank of Southern Oregon Plan expired in 2002. The United Bancorp Employee Stock Option Plan was designated as inactive at the time of the acquisition of United Bancorp by PremierWest Bancorp. As of January 2, 2003, options to acquire 417,873 shares of PremierWest common stock were outstanding. During 2002 116,500 options to acquire shares of PremierWest Bancorp common stock were granted.

	Options Granted in Last Fiscal Year
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ¹
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price (Dollars per Share)	Expiration Date	5%($)	10%($)
John L. Anhorn	6,000	5.1%	$7.06	6/20/2012	$11,703	$67,511
Richard R. Hieb	5,000	4.3%	$7.06	6/20/2012	$ 9,753	$56,259
¹	The potential realizable value of the options granted is calculated by multiplying the difference between the exercise price of the option and the market value per share of the underlying stock (assuming a 5% or 10%, as the case may be, compounded annual increase of the stock price from the date of grant to the final expiration of the option) by the number of shares underlying the options granted.

	Aggregate Option Exercises Last Fiscal Year and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End($)¹
	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Anhorn	-	-	41,344	47,344	-	-
Richard R. Hieb	-	-	33,075	38,075	-	-

¹	None of the stock options held by Mr. Anhorn or Mr. Hieb are “in-the-money.” In general, a stock option is “in-the-money” when the stock’s fair market value exceeds the option exercise price. Value of unexercised options equals the estimated fair market value of a share acquirable upon exercise of an option at December 31, 2002, less the exercise price per share, multiplied by the number of shares acquirable upon exercise of the options. 148,838stock options held by Mr. Anhorn and Mr. Hieb are exercisable at the price of $7.48 per share and 11,000stock options are exercisable at the price of $7.06 per share. PremierWest Bancorp common stock is quoted on the OTC Bulletin Board. Solely for purposes of the table and for no other purpose, PremierWest estimated the per share fair market value of the common stock at December 31, 2002 was $6.00. This is an estimate only and does not necessarily reflect actual transactions.

Executive Officers and Key Personnel

        In addition to Mr. Anhorn and Mr. Hieb, whose information is set forth in the Nominees for Director section, the age, business experience, and position of executive officers of PremierWest Bancorp and its subsidiary PremierWest Bank is as follows:

        Ronald T. DeLude, age 66, serves as Senior Vice President & Regional Administrator of PremierWest Bank, and as an executive officer of PremierWest Bank’s subsidiaries Premier Finance Company and PremierWest Investment Company. Prior to joining PremierWest in September 2000, Mr. DeLude was Executive Vice President & Chief Operating Officer of West Coast Bank and President & Chief Executive Officer of The Bank of Vancouver, an affiliate of West Coast Bank. Prior to joining West Coast Bank in 1998, Mr. DeLude was Senior Vice President & Regional Manager for Western Bank, now a division of Washington Mutual.

        Robert A. Johnson, age 64, serves as Senior Vice President & Regional Administrator of PremierWest Bank. Mr. Johnson has been engaged in the banking industry for 43 years, which includes 34 years with First Interstate Bank of Oregon and 5 years with Western Bank, which was acquired by and became a division of Washington Mutual Bank in April 1997. Mr. Johnson was a Regional Credit Administrator with Western Bank.

        Tom Anderson, age 52, serves as Senior Vice President & Chief Financial Officer for PremierWest Bancorp and its subsidiary PremierWest Bank. Mr. Anderson previously served as a Director of VRB Bancorp and its subsidiary Valley of the Rogue Bank until its acquisition by Umpqua Holdings Co. in December 2000. Mr. Anderson served as VRB Bancorp’s Executive Vice President & Chief Operating Officer and Corporate Secretary, and Valley of the Rogue Bank’s Executive Vice President & Chief Operating Officer until June of 1999. Prior to joining Valley of the Rogue Bank in 1977 Mr. Anderson was employed by Bank of America. He has in excess of thirty (30) years of experience in the Banking industry.

        Owen Atkinson, age 50, serves as Senior Vice President – Director of Information Technology for PremierWest Bank. Mr. Atkinson joined PremierWest Bank in September 2001. He served as Vice President – Director of Information Services for Umpqua Bank from December 2000 through September 2001. He also served as Vice President – Director of Information Services for Valley of the Rogue Bank from September 1997 until its merger with Umpqua Holdings Company in December 2000. Mr. Atkinson has over twenty-four (24) years of experience in the Information Services area, seventeen (17) of those in a management capacity with financial services organizations.

        Jim Earley, age 48, serves as Senior Vice President & Credit Administrator for PremierWest Bank. Mr. Earley previously served as a Credit Administrator in various banking groups at US Bank from 1993 until 2001. He served as a Credit Examiner with the Farm Credit Administration from 1986 to 1990, a Senior Credit Examiner with Wells Fargo Bank from 1990 to 1993, and a lender with the Department of Commerce prior to 1990. Mr. Earley holds a Master of Science degree from Oregon State University in Agricultural and Resource Economics, as well as two undergraduate degrees. He has twenty (20) years of experience in the financial services industry.

        Tammy D. Glass, age 43, serves as Senior Vice President of Human Resources and Marketing for PremierWest Bank. Ms. Glass has been employed with PremierWest Bank and its predecessor, Bank of Southern Oregon since its formation in 1990. Ms. Glass has over twenty-three (23) years of experience in banking.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

        PremierWest Bank has deposit and lending relationships with its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2002, the aggregate outstanding amount of all loans to officers and directors was approximately $16.2 million, which represented 32.9% of shareholders’ equity on that date.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

        Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

        Based solely upon our review of the copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2002, we believe that with the exception of one form 4 filing that was filed late by officer Owen Atkinson, all reporting persons made all required Section 16 filings with respect to such fiscal year.

STOCK PERFORMANCE GRAPH

        The graph below compares the yearly percentage change in the cumulative shareholder return on PremierWest Bancorp’s common stock during the four fiscal years ended December 31, 2002, with (a) the Total Return Index for The Nasdaq Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices, and (b) the Total Return Index for Nasdaq Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1998, in PremierWest’s common stock, and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends.

        Prior to June 1999, PremierWest Bancorp common stock was not registered under Section 12 of the Exchange Act. PremierWest is quoted on the Over The Counter Bulletin Board and trading activity is limited. For purposes of computing return information for the periods being compared, the chart is based on price information for trades that were reported to PremierWest prior to June 1999. Price information from June 1999 to December 31, 2002, was obtained by using the OTCBB quote as of that date.

AUDIT COMMITTEE REPORT

        The Audit Committee serves a vital function in overseeing the internal controls of the company and the financial reporting process, as well as ensuring that the audits of the company’s affairs are being conducted. Each of the members of the committee satisfies the definition of independent director as established by Nasdaq. In carrying out its duties, the Audit Committee:

o	Reviews and discusses with management the scope of external audit activities and the audited financial statements of the Company.

o	Discusses with the Company’s independent auditors matters relating to the Statement on Auditing Standards No. 61.

o	Receives disclosures from and discusses with the Company’s independent auditors, the auditor’s independence in light of Independence Standards Board Standard No. 1.

o	Makes a recommendation to the Board of Directors, based on the Committee’s review of the audited financial statements and its discussions with the Company’s independent auditors, as to whether the audited financial statements should be included in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K.

        The Audit Committee has reviewed and discussed with management the audited financial statements, and has discussed with the Company’s independent auditors the matters required to be discussed by SAS 61. In addition, the Audit Committee has received written disclosures and a letter from the Company’s independent auditor as required by ISB Standard No. 1, and has discussed with the Company’s independent auditor the auditor’s independence.

        Based on the foregoing reviews, discussions, and disclosures, the Audit Committee has recommended the inclusion of the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members:

James L. Patterson (Chairman) Thomas Becker Dave Emmett Brian Pargeter

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                During 2002 the Executive Committee reviewed and set compensation levels for the President & Chief Executive Officer and the Executive Vice President & Chief Operating Officer. Employee Executive Committee members (John Anhorn, Rich Hieb and Tom Anderson) did not participate in the discussion or vote on issues concerning executive compensation.

                Our compensation philosophy is to provide competitive base salary to attract and retain executive officers; establish bonus plans to motivate our executive officers to reach financial goals; and offer equity-based incentives in the form of stock options to retain our executive officers and align their interests with shareholders.

                The Committee proposed and the Board set salary levels based upon its evaluation and assessment of senior management’s success in implementing a previously agreed strategic plan for PremierWest.  The strategic plan included goals for growth in assets and earnings.  The Committee also reviewed salaries of comparable executives in the financial services industry.

               The 2002 Stock Option Plan provides for the issuance of incentive or nonqualified stock options to officers and employees to purchase shares of PremierWest Bancorp common stock.  The Board makes grants at its discretion and granted 45,750 options to executive officers in 2002.

                The Committee believes that the Compensation levels for our executive officers fairly represent the level of experience and performance they provide PremierWest Bancorp.

Submitted by Executive Committee Members:

John A. Duke (Chairman) Patrick Huycke John Anhorn Rich Hieb Brian Pargeter Tom Anderson James Patterson

OTHER BUSINESS

        The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

        At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

PROXIES AND VOTING AT THE ANNUAL MEETING

        Each copy of this proxy statement sent to shareholders is accompanied by a proxy solicited by the Board of Directors for use at the 2003 annual meeting of shareholders and any adjournments thereof. Only holders of record of PremierWest Bancorp common stock at the close of business on March 21, 2003, are entitled to notice of, and to vote at, the meeting. Shareholders will vote on the election of directors and consider such other matters as may properly come before the meeting. Shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions on the proxy. If no instructions are given, the shares represented thereby will be voted in favor of the persons nominated by the Board to serve as directors and in the discretion of the proxy holders on such other matters that may be considered at the meeting. Employees appointed by management will count ballots and proxies.

        Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by the shareholder of record prior to its exercise at the meeting by presentation of a proxy bearing a later date or by submitting a written revocation to Richard Hieb, Corporate Secretary, at P.O. Box 40, 503 Airport Road, Medford, Oregon 97501 before the meeting, or by oral request or submission of such an instrument of revocation at the meeting if the shareholder is present. However, a shareholder who attends need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

        If your shares are held in street name, you must give voting instructions to the nominee holder. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

        Shareholders are requested to complete, date, and sign the accompanying proxy and return it promptly in the envelope provided even if they are planning to attend the meeting.

        Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of March 21, 2003, there were approximately 11,567,559 shares of common stock issued and outstanding and entitled to vote at the meeting, held by approximately 664 shareholders, a number that does not include approximately 1,124 beneficial owners who hold shares in “street name” and no shares of preferred stock issued and outstanding. As of February 28, 2003 directors, executive officers, and principal shareholders, together with their affiliates, had beneficial ownership of 2,245,071 shares, of which 2,019,243 shares are entitled to vote. These shares represent 17.45% of the total shares outstanding and entitled to vote at the meeting.

        A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. Shares that are not represented in person or by proxy may not be counted toward a quorum or in favor of any proposition. Shares represented at the meeting, in person or by proxy, will be counted toward a quorum, and thereafter, an abstention from a given matter will not affect the presence of the shares as to determination of a quorum. Other than the election of directors, any action to be taken by the shareholders must receive more shares voted in favor than shares voted against. An abstention from voting on any matter will not be counted as a vote in favor of or against that matter and, will thus have no effect on the vote on that matter. An abstention with respect to the election of directors will have no effect as a vote for or against any nominee, because the directors are elected by a plurality of the votes cast; nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Each share is entitled to one vote. Shareholders do not have the right to accumulate votes for directors.

INFORMATION AVAILABLE TO SHAREHOLDERS

        Our Annual Report is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report may be obtained without charge by writing to Tom Anderson, Investor Relations, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501. PremierWest Bank, formerly known as Bank of Southern Oregon, was required to file periodic reports and other information with the FDIC pursuant to the Securities Exchange Act of 1934 and the rules thereunder. The reporting obligations of Bank of Southern Oregon became our obligations with the reorganization of the bank as our subsidiary, in May 8, 2000. Our reports are filed with the SEC.

        Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s Internet web site at www.sec.gov.

        Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC’s Internet web site at www.fdic.gov.

INDEPENDENT PUBLIC ACCOUNTANTS

        Moss Adams LLP, independent Certified Public Accountants, audited the consolidated financial statements of the Company for the year ended December 31, 2002. Representatives of Moss Adams LLP., are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions. The Company dismissed Symonds Evans & Company, P.C. as its principal accountant on June 17, 2002. Symonds Evans & Company, P.C. performed the audit of the Company’s financial statements for the fiscal year ended December 31, 2001. The Company’s Audit Committee approved the dismissal of Symonds Evans & Company, P.C. and the retention of Moss Adams LLP.

        The audit reports of Symonds Evans & Company, P.C. on the consolidated financial statements of PremierWest Bancorp as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        In connection with the audits of the two fiscal years ended December 30, 2001 and 2000, there were no disagreements with Symonds Evans & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

        In addition, during the Company’s two most recent fiscal years, Symonds Evans & Company, P.C., has not advised the Company that: (a) the internal controls necessary to develop reliable financial statements did not exist; (b) information had come to the attention of Symonds Evans & Company, P.C. which made it no longer able or unwilling to rely on management’s representation, or unwilling to be associated with the financial statements prepared by management; (c) the scope of the audit should have been expanded significantly; (d) information had come to Symonds Evans & Company’s attention that it had concluded would, or if further investigated might have, materially impacted the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements, or (e) information has come to its attention that it concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to December 31, 2001, that would prevent it from rendering an unqualified audit report, and such issue had not been resolved to Symonds Evans & Company’s satisfaction.

        The Company requested a letter from Symonds Evans & Company, P.C. on whether they agree on the Company’s position regarding the change in the Company’s independent auditor. Symonds Evans & Company, P.C. has provided such a letter, which was included as an exhibit to the Company’s Annual Report on Form 10-K.

Audit Fees

        Moss Adams LLP billed us aggregate fees of approximately $36,605 for professional services rendered for the audit of our annual financial statements, for the reviews of the financial statements and information included in our Forms 10-K and 10-Qs, and for preparation of state and federal income tax returns for the fiscal year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

        Moss Adams LLP, did not perform any financial information system design or implementation work for us during the fiscal year ended December 31, 2002.

All Other Fees

        Moss Adams LLP., billed us aggregate fees of $68,438 for other professional services rendered for the fiscal year ended December 31, 2002.

        Our Audit Committee considered whether, and has determined that, the provision of these other professional services is compatible with maintaining the auditor’s independence.

PROPOSALS OF SHAREHOLDERS

        Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal no later than December 15, 2003, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

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PREMIERWEST BANCORP

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2003

Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day — 7 Days a Week It’s Fast and Convenient

INTERNET	OR	TELEPHONE	OR	MAIL
www.proxyvoting.com/prwt		1-888-426-7035
o Go to the website listed above.		o Use any touch-tone telephone.		o Mark, sign and date your proxy card.
o Have your proxy card ready.		o Have your proxy card ready.		o Detach your proxy card.
o Enter your Control Number located above your name and address		o Enter your Control Number located above your name and address.		o Return your proxy card in the postage paid envelope provided.
o Follow the simple instructions on the website		o Follow the simple recorded instructions.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

The Board of Directors recommends a vote FOR the election of all of the nominees.

tDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE t

The undersigned hereby appoints John L. Anhorn and Richard R. Hieb, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on May 22, 2003, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.  Election of Directors     ☐   FOR all nominees  ☐   WITHHOLD AUTHORITY for all nominees* ☐    EXCEPTIONS*

*Instructions: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and strike a line through that nominee’s name below. Nominees: 01 John Anhorn, 02 Richard Hieb, 03 John Duke, 04 Patrick Huycke, 05 Thomas Becker, 06 Don L. Hilton, 07 Dennis Hoffbuhr, 08 James Patterson, 09 Rickar Watkins, 10 Jeffrey Chamberlain, 11 David Emmett, 12 Brian Pargeter, 13 Norman Fiock, and 14 Richard Karchmer

2. Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.	PLEASE DETACH HERE You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

The Board of Directors recommends a vote FOR the election of all of the nominees listed above. Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby. The shares represented by this Proxy will be voted as specified above, but if no specification is made, this Proxy will be voted FOR the election of all nominees. Proxies may vote in their discretion as to other matters that may come before the meeting. Please date and sign exactly as name appears herein. Joint owners should each sign. Where applicable, indicate position or representative capacity.
Dated: Signature Signature